SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AutoNation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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April 12, 2004

Dear AutoNation Stockholder:

      We are pleased to invite you to attend the 2004 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 8:30 a.m. Eastern Time on Wednesday, May 12, 2004, at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

      The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon at the meeting. We also will report on our progress and provide an opportunity for you to ask questions of general interest.

      Whether you own a few or many shares of AutoNation stock and whether or not you plan to attend the meeting in person, it is important that your shares be represented at the annual meeting. We ask that you please cast your vote as soon as possible. The Board of Directors unanimously recommends that stockholders vote FOR each of the matters described in the accompanying Proxy Statement to be presented at the meeting.

      We look forward to seeing you on May 12, 2004 in Fort Lauderdale. Thank you.

Sincerely,

Mike Jackson
Chairman of the Board and
Chief Executive Officer

AUTONATION, INC.

AutoNation Tower
110 S.E. Sixth Street
Fort Lauderdale, Florida 33301

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AUTONATION, INC.:

      The 2004 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 12, 2004 at 8:30 a.m. Eastern Time. At the meeting, we will consider and vote upon the following matters:

(1)	The election of eight directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	The ratification of the appointment of KPMG LLP as our independent auditor for 2004; and

(3)	Any other business that is properly presented at the meeting or any adjournments or postponements of the meeting.

      Only stockholders of record as of 5:00 p.m. Eastern Time on March 26, 2004, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the meeting.

      We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use.

By Order of the Board of Directors,

Jonathan P. Ferrando
Senior Vice President,
General Counsel and Secretary

April 12, 2004

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT

TO US PROMPTLY IN THE ENCLOSED ENVELOPE.

AUTONATION, INC.

AutoNation Tower
110 S.E. Sixth Street
Fort Lauderdale, Florida 33301

PROXY STATEMENT

          This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors of AutoNation, Inc., for use at our 2004 Annual Meeting of Stockholders. Our annual meeting will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 12, 2004 at 8:30 a.m. Eastern Time.

          This Proxy Statement, the Notice of the 2004 Annual Meeting, the proxy card and our 2003 Annual Report to Stockholders were first mailed to stockholders on or about April 12, 2004.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the purpose of our annual meeting?

The purpose of our annual meeting is to:

•	elect eight directors, each for a term expiring at the next annual meeting or until their successors are duly elected and qualified;

•	ratify the appointment of our independent auditor for 2004; and

•	consider any other matters properly presented at the meeting.

In addition, senior management will report on our business and financial performance and respond to your questions.

Who is entitled to vote at the annual meeting?

Only our stockholders as of 5:00 p.m. Eastern Time on March 26, 2004, the record date, are entitled to receive notice of the annual meeting and to vote at the meeting, or any postponements or adjournments of the meeting.

What are the voting rights of AutoNation stockholders?

Each stockholder is entitled to one vote on each matter properly presented at the annual meeting for each share of common stock owned by that stockholder on the record date. Therefore, if you owned 100 shares of common stock as of 5:00 p.m. Eastern Time on March 26, 2004, you can cast 100 votes for each matter properly presented at the annual meeting. As of 5:00 p.m. Eastern Time on March 26, 2004, there were 267,575,432 shares of AutoNation common stock issued and outstanding and entitled to vote at the meeting.

What constitutes a quorum?

In order for us to conduct business at our annual meeting, we must have a quorum of at least 133,787,717 shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by telephone or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes” as to a particular proposal.

What are “broker non-votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares at its discretion. Under the rules of The New York Stock Exchange (“NYSE”), brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors and the uncontested ratification of the appointment of independent auditors. If, as we presently anticipate, the agenda for our meeting will provide only for a vote for the election of our Board’s nominees for director and ratification of the appointment of KPMG LLP as our independent auditor, brokerage firms may have the authority to vote all shares of our stock that they hold, even if they do not receive specific voting instructions from their customers. However, if other matters are properly brought before the meeting and they are not considered routine under the applicable NYSE rules, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.

Will my shares be voted if I do not provide my proxy?

If your shares are held in the name of a brokerage firm, they may be voted by the brokerage firm (as described above) even if you do not give the brokerage firm specific voting instructions. If you are a registered stockholder and hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the meeting. If you hold shares through the AutoNation 401(k) Plan, your shares may be voted as described below even if you do not provide voting instructions.

How do I vote my 401(k) shares?

If you participate in the AutoNation 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Time on March 26, 2004, by instructing our plan trustee, Merrill Lynch & Co., how to vote your shares pursuant to the instruction card being mailed with this Proxy Statement to plan participants. If you do not provide clear voting instructions, Merrill Lynch will vote the shares in your account in the same proportion that it votes shares for which it received timely and clear instructions.

How do I vote?

You can vote in any of the following ways. Please check your proxy card or contact your broker to determine whether you will be able to vote by telephone or via the Internet.

                           To vote by mail:

•	Mark, sign and date your proxy card or vote instruction card; and
•	Return it in the enclosed envelope.

                           To vote using the Internet:

•	Have your proxy card or vote instruction card in hand;
•	Log on to the Internet and visit the website address provided on your proxy card or your vote instruction card; and
•	Follow the instructions provided.

                            To vote by telephone:

•	Have your proxy card or vote instruction card in hand;
•	Call the toll-free number listed on your proxy card if you are a registered stockholder (that is, your shares are held on the company’s books in your name or by you in certificate form), or call the number listed on your vote instruction card if your shares are held in “street name” (that is, in the name of your bank or broker); and
•	Follow the recorded instructions.

                            To vote in person if you are a registered stockholder:

•	Attend our annual meeting;
•	Bring valid photo identification; and
•	Deliver your completed proxy card or ballot in person.

                            To vote in person if you hold in “street name:”

•	Attend our annual meeting;
•	Bring valid photo identification; and
•	Obtain a legal proxy from your bank or broker to vote the shares that are held for your benefit, attach it to your completed proxy card and deliver it in person.

Can I change my vote after I have voted?

Yes. If you voted by proxy card, vote instruction card or telephone or via the Internet, you can change your vote at any time before the proxy is exercised. To change your vote:

•	Submit a later dated and signed proxy by mail;
•	Recast your vote by telephone or via the Internet;
•	Attend our annual meeting and vote your shares in person in accordance with the procedures set forth in the answer to “How do I vote?” above. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy; or
•	Submit a written notice of revocation to our Secretary.

What vote is required to elect directors or take other action at the annual meeting?

In order to be approved, any proposal that comes before the meeting must receive the affirmative vote of a majority of the shares present and entitled to vote at the meeting with respect to such proposal. If you mark your proxy or vote instruction card “withhold” with respect to any director or “abstain” with respect to any other proposal, you will effectively be voting against the election of such director or the approval of such proposal. If your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be considered to be present at the meeting for purposes of considering such proposal and will not be counted.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the nominees for director set forth on page 5; and
•	FOR the ratification of the appointment of our independent auditor set forth on page 5.

How will my proxy holders vote?

The enclosed proxy card designates Mike Jackson, our Chairman of the Board and Chief Executive Officer, and Jonathan P. Ferrando, our Senior Vice President, General Counsel and Secretary, or their duly named successors, to hold your proxy and vote your shares. With respect to the election of directors, Messrs. Jackson and Ferrando will vote in accordance with the instructions set forth on your duly executed proxy or vote instruction card or as directed by you over the telephone or via the Internet. If you sign and return your proxy card but do not provide instructions or if your instructions are unclear, Messrs. Jackson and Ferrando intend to vote FOR each of the nominees for director and FOR the ratification of the appointment of our independent auditor.

With respect to any other proposal that properly comes before the meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

How much did this proxy solicitation cost?

We engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $8,500, plus reimbursement for out-of-pocket expenses. In addition to soliciting proxies by mail, certain of our employees also may solicit proxies personally, by telephone or otherwise, but such persons will not receive any special compensation for such services. As is customary, we will reimburse brokerage firms, banks, fiduciaries, voting trustees and other nominees for forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of the solicitation.

Can I receive materials relating to future AutoNation annual meetings via the Internet?

Yes. In an effort to reduce our proxy solicitation costs, you may receive future annual meeting materials via the Internet. We encourage you to help us reduce our costs by electing to receive our annual meeting materials via the Internet. If you are a registered stockholder, log on to http://www.computershare.com/us/sc/auin in order to register to receive our annual meeting materials via the Internet. If you hold AutoNation stock through a brokerage firm, bank or other nominee, you may be able to register to receive future annual meeting materials via the Internet by voting online and following the instructions provided. Alternatively, you should call your broker for instructions on how to receive our future annual meeting materials via the Internet.

If you elect to receive our future annual meeting materials via the Internet, you will receive a proxy card in the mail or, if you choose, an e-mail notification alerting you when our annual meeting materials are available online. Our future proxy statements and annual reports will be available online on the same day as such materials are filed with the Securities and Exchange Commission. You may revoke at any time your election to receive our future annual meeting materials via the Internet.

This Proxy Statement and our 2003 Annual Report to Stockholders also are available on AutoNation’s corporate website, which you can visit by logging on to http://corp.autonation.com/investors/.

Can different stockholders sharing the same address receive only one Annual Report and Proxy Statement?

Yes. The Securities and Exchange Commission permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more security holders sharing the same address by delivering only one proxy statement and annual report to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs. Under householding, each stockholder would continue to receive a separate proxy card or vote instruction card.

Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one set of our annual meeting materials per household this year. If your household received a single set of our annual meeting materials this year, you can request to receive additional copies of these materials by calling or writing your brokerage firm, bank or other nominee. If you own your shares in street name, you can request householding by calling or writing your brokerage firm, bank or other nominee.

PROPOSALS ON WHICH WE ARE ASKING YOU TO VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

          Our Board of Directors currently consists of nine members. Each of our current directors was elected by our stockholders at the Annual Meeting of Stockholders in 2003, except for Mr. Alan S. Dawes, who was appointed as a director by our Board in June 2003. Our Board, upon the recommendation of the Corporate Governance Committee, has nominated the eight persons listed below to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2005 or until their successors are duly elected and qualified. Each of the nominees listed below is currently serving as a director. Detailed biographical and other information concerning each nominee for director is provided on pages 6 and 7 of this Proxy Statement. Each nominee is willing and able to serve as a director of AutoNation.

          Mr. H. Wayne Huizenga, who has served as a director since 1995 and as our Chairman from August 1995 until December 31, 2002, has declined to stand for re-election in 2004 and will retire from our Board as of the date of the annual meeting.

Nominees For Director	Positions and Offices Held with Us

Mike Jackson	Chairman of the Board and Chief Executive Officer
Robert J. Brown	Director
J.P. Bryan	Director
Rick L. Burdick	Director
William C. Crowley	Director
Alan S. Dawes	Director
Edward S. Lampert	Director
Irene B. Rosenfeld	Director

Our Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees for director named above.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR

          The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent auditor for the year ending December 31, 2004. KPMG LLP has served us in this capacity since May 6, 2003. If the appointment of KPMG LLP as our independent auditor is not ratified by our stockholders, the Audit Committee will re-evaluate its appointment, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for appointing and terminating our independent auditor, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the annual meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so. As further described on page 15 of this Proxy Statement, KPMG LLP replaced Deloitte & Touche LLP as our independent auditor effective as of May 6, 2003.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP as independent auditor
for us and our subsidiaries for the year ending December 31, 2004.

NOMINEES FOR OUR BOARD OF DIRECTORS

Mike Jackson

          Mike Jackson, age 55, has served as our Chairman of the Board since January 2003 and as our Chief Executive Officer and director since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a global automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles.

Robert J. Brown

          Mr. Brown, age 69, has served as a director of the Company since May 1997. Mr. Brown has served as Chairman and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research and public relations firm, since 1973. Mr. Brown also serves as a director of Duke Energy Corporation, a diversified energy company, Wachovia Corporation, a commercial and retail bank, and Sonoco Products Company, a manufacturer of industrial and consumer packaging products.

J.P. Bryan

          Mr. Bryan, age 64, has served as a director of the Company since May 1991. From January 1995 until February 1998, Mr. Bryan served as President and Chief Executive Officer of Gulf Canada Resources, Ltd., which is engaged in oil and gas exploration and production. Since 1998, Mr. Bryan has served as Senior Managing Director of Torch Energy Advisors, Inc., an outsourcing and service provider to the oil and gas industry.

Rick L. Burdick

          Mr. Burdick, age 52, has served as a director of the Company since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick serves as a member of the firm’s Executive Committee, Chairman of the firm’s Corporate and Securities Department and Partner-In-Charge of the Washington office. Mr. Burdick also serves as non-executive Vice Chairman of Century Business Services, Inc., a provider of outsourced business services to small and medium-sized companies in the United States.

William C. Crowley

          Mr. Crowley, age 46, has served as a director of the Company since January 2002. Since May 2003, Mr. Crowley has served on the Board of Directors of Kmart Holding Corporation, an international mass merchandising company, and serves as its Senior Vice President, Finance. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Prior to joining ESL Investments, Mr. Crowley served for 13 years with Goldman Sachs, a leading global investment banking and securities firm, most recently as a Managing Director in the firm’s mergers and acquisitions department.

Alan S. Dawes

          Mr. Dawes, age 49, has served as a director of the Company since June 2003. Since January 2003, Mr. Dawes has served as Vice Chairman and Chief Financial Officer of Delphi Corporation, a leading global automotive electronics and components supplier. Mr. Dawes was named Chief Financial Officer of Delphi Automotive Systems Corporation, a predecessor of Delphi, in August 1998 and director and Executive Vice President in charge of Finance, Mergers & Acquisitions and Information Technology in January 2000. He had been a Vice President of Delphi since November

1998. Prior to 1998, Mr. Dawes served in various executive capacities for General Motors Corporation, from which Delphi was separated in May 1999. Mr. Dawes is Vice Chairman of the Motor & Equipment Manufacturers Association.

Edward S. Lampert

          Mr. Lampert, age 41, has served as a director of the Company since January 2002. In April 1988, Mr. Lampert formed ESL Investments, Inc., a private investment firm, and since then has managed the business and operations of ESL Investments and its various investment partnerships. Mr. Lampert also serves on the Board of Directors of AutoZone, Inc., a national retailer of automotive parts and accessories, and Kmart Holding Corporation, an international mass merchandising company.

Irene B. Rosenfeld

          Ms. Rosenfeld, age 50, has served as a director of the Company since March 1999. From September 2002 until July 2003, Ms. Rosenfeld served as President, North American Businesses, of Kraft Foods North America, a unit of Kraft Foods, Inc., a diversified food company. From May 2000 until September 2002, Mr. Rosenfeld served as Group Vice President of Kraft Foods North America and President, Operations, Technology, Procurement, Information Systems and Canada, Mexico & Puerto Rico, and prior to that as President of Kraft Canada, Inc. Ms. Rosenfeld also serves as a Trustee of the Steppenwolf Theatre Company.

BOARD GOVERNANCE

          Our business and affairs are managed under the direction of our Board of Directors, which is AutoNation’s ultimate decision-making body except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, which is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees AutoNation’s business strategy and the performance of management in executing our business strategy and managing our day-to-day operations.

Does AutoNation have corporate governance principles?

Yes. Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of February 3, 2004. A copy of the Guidelines is set forth as Exhibit A hereto and also is available at http://corp.autonation.com/investors/. The Guidelines, which exceed NYSE corporate governance listing standard requirements, serve as a framework within which our Board conducts its operations. The Corporate Governance Committee of our Board has been charged with periodically reviewing the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities and our company’s evolving needs.

Do we have a policy regarding our Board’s attendance at our annual meeting of stockholders?

Yes. Our directors are expected to attend our annual meeting of stockholders. A director who is unable to attend our annual meeting is expected to notify the Chairman of the Board in advance of the meeting. All of our directors standing for election at the 2003 Annual Meeting of Stockholders attended the meeting.

How many times did our Board meet during 2003?

Our Board of Directors held seven meetings and took four actions by unanimous written consent during 2003. During 2003, each of our incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and any Board committee on which he or she served.

What Committees has our Board established?

Our Board of Directors has established three separately designated standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. In addition, our Board has established the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee. The charters for our Board committees are in compliance with the provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the NYSE’s new corporate governance listing standards, and are available on AutoNation’s corporate website at http://corp.autonation.com/investors/.

The following chart reflects the current membership of each of our Board’s committees:

			Executive	Corporate
	Audit	Compensation	Compensation	Governance
Name	Committee	Committee	Subcommittee	Committee

Robert J. Brown		*	*	*
J.P. Bryan	*
Rick L. Burdick				**
William C. Crowley				*
Alan S. Dawes	**	*	*
Edward S. Lampert		**
Irene B. Rosenfeld	*	*	**

*	Member

**	Chair

Audit Committee. The Audit Committee primarily assists the Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal controls and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements and reviewing and approving the scope of the annual audit, (ii) appointing, retaining, compensating, overseeing, evaluating and replacing our independent auditor, (iii) reviewing the company’s critical accounting policies, (iv) reviewing the company’s quarterly and annual financial statements prior to their filing with the Securities and Exchange Commission, (v) preparing the Audit Committee report for inclusion in our annual proxy statement and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee Charter, a copy of which is available at http://corp.autonation.com/investors/.

The Audit Committee currently consists of three directors. Our Board has determined that the Audit Committee members have the requisite independence and other qualifications for audit committee membership under NYSE corporate governance listing standards, the Sarbanes-Oxley Act of 2002, our Audit Committee Charter and the independence standard set forth in the Guidelines (as discussed below). Our Board also has determined that Messrs. Dawes and Bryan are “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held eight meetings and took no actions by unanimous written consent during 2003. The Audit Committee Report for fiscal year 2003, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2003, is set forth on page 14.

Compensation Committee. The Compensation Committee primarily assists our Board in fulfilling its oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our chief executive officer and other senior executive officers and, except as expressly delegated to the Executive Compensation Subcommittee, setting annual and long-term performance goals for these individuals; and (iii) reviewing and approving the compensation of all of our corporate officers. Our Board has determined that the Compensation Committee members have the requisite independence for compensation committee membership under NYSE corporate governance listing standards and the independence standard set forth in the Guidelines. The Compensation Committee held five meetings and took one action by unanimous written consent during 2003. The Compensation Committee Report for fiscal 2003 is set forth on page 17. A copy of the charter by which the Compensation Committee is governed is available at http://corp.autonation.com/investors/.

Executive Compensation Subcommittee. The Executive Compensation Subcommittee is a subcommittee of the Compensation Committee. The Subcommittee assists the Compensation Committee in fulfilling its responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the

“Code”), including bonuses and stock option grants; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our stock option plans, including approving stock option grants. Our Board has determined that each member of the Subcommittee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an “outside director” under Section 162(m) of the Code. The Executive Compensation Subcommittee held three meetings and took three actions by unanimous written consent during 2003. A copy of the charter by which the Executive Compensation Subcommittee is governed is available at http://corp.autonation.com/investors/.

Corporate Governance Committee. The Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) periodically reviewing the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) periodically assessing our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (iii) reviewing Board candidates recommended by our stockholders; (iv) recommending to our Board assignments to committees; and (v) leading annual evaluations of Board and Board committee performance. The Corporate Governance Committee currently has three members. Our Board has determined that each Corporate Governance Committee member has the requisite independence for corporate governance committee membership under NYSE corporate governance listing standards and the independence standard set forth in the Guidelines. The Corporate Governance Committee held six meetings and took one action by unanimous written consent during 2003. A copy of the charter by which the Corporate Governance Committee is governed is available at http://corp.autonation.com/investors/.

How are our Directors compensated?

In 2003, we paid each of our non-employee directors an annual fee for service on our Board of Directors of $25,000, plus $1,000 for each Board meeting attended in excess of four annually and for each committee meeting attended. The annual fee payable to our directors is prorated based on the number of months served during the year. Our directors also are entitled to the use of a company vehicle, or receipt of a vehicle allowance to purchase or lease a company vehicle, in accordance with our Director Car Policy and expense reimbursement in connection with Board and committee meeting attendance. Imputed income from the use of company vehicles by our directors under our Director Car Policy averaged approximately $19,200 during 2003 for each of our directors who used a company car during 2003.

We want our outside directors’ compensation to be aligned with your interests as stockholders. Accordingly, our 1995 Amended and Restated Non-Employee Director Stock Option Plan currently provides for an initial grant of options to purchase 50,000 shares of our stock immediately upon the appointment of a non-employee director to our Board. This plan also provides for an annual grant of options to purchase 20,000 shares of our stock at the beginning of each fiscal year to each non-employee director serving on the Board at such date. Unless otherwise provided, all options granted under this plan are fully vested and immediately exercisable. Under this plan, each grant of options to a non-employee director remains exercisable for a term of ten years from the grant date so long as the director remains a member of the Board. The options are exercisable at a price per share equal to the closing price per share of our stock on the NYSE on the date immediately prior to the grant date. In accordance with the plan, on June 30, 2003, upon their appointment to our Board, Mr. Dawes and Mr. Frederick J. Schwab each received an automatic grant of options to purchase 50,000 shares at an exercise price of $15.75 per share; and on January 2, 2004, Messrs. Brown, Bryan, Burdick, Crowley, Dawes, Huizenga and Lampert and Ms. Rosenfeld each received an automatic grant of options to purchase 20,000 shares of our stock at an exercise price of $18.37 per share. Mr. Schwab, who voluntarily resigned from the Board in September 2003, did not receive any fees for his services to us. Upon his resignation from the Board, Mr. Schwab voluntarily forfeited all of the stock options granted to him on June 30, 2003. Pursuant to agreements between us and Messrs. Crowley and Lampert, no director stock options currently held by Messrs. Crowley and Lampert may be exercised until November 1, 2004.

Is a majority of our Board independent under our Director Independence Standard and applicable New York Stock Exchange rules?

Yes. Under the Company’s Corporate Governance Guidelines, our Board has committed that a substantial majority of our directors be independent. On October 27, 2003, as required by recently adopted NYSE corporate governance listing standards, our Board adopted a Director Independence Standard to assist it in determining whether a director is independent. The full text of our Director Independence Standard (the “Independence Standard”) is set forth in the AutoNation, Inc. Corporate Governance Guidelines, a copy of which is set forth as Exhibit A hereto. Our Board has affirmatively determined that, except for Mr. Jackson, who serves as our Chairman and Chief Executive Officer, and Mr. Huizenga, who served as our Chairman until December 31, 2002 and who is not standing for re-election at the annual meeting, none of our current directors has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and each of our directors is independent within the meaning of our Independence Standard and applicable NYSE listing standards.

Do our non-management directors meet at regularly scheduled sessions without management present?

Yes. Our non-management directors (each director other than Mr. Jackson) meet in regularly scheduled sessions without management of our company present. The presiding director for each executive session is rotated among the chairs of our Board committees.

Can our stockholders and interested parties communicate with our directors?

Yes. To communicate with our Board, any Board committee, any individual director, any group of directors (such as our non-management directors) or our presiding director, our stockholders or interested parties should send written correspondence to AutoNation, Inc. Board of Directors, c/o Corporate Secretary, AutoNation, Inc., 110 S.E. 6 Street, 29th Floor, Fort Lauderdale, Florida 33301. You may also ask questions at the Annual Meeting of Stockholders.

How does the Corporate Governance Committee identify and evaluate nominees for director?

The Corporate Governance Committee has retained an executive search firm to identify and evaluate potential director candidates. Potential candidates also may come to the attention of the Corporate Governance Committee through recommendations made by current directors, stockholders or other persons. In June 2003, following consideration of potential candidates identified by a professional search firm, and based on the recommendation of the Corporate Governance Committee, the Board appointed Mr. Dawes as a director. All of our nominees for director, whether or not recommended by a stockholder, will be selected on the basis of, among other things, broad experience; wisdom; integrity; ability to make independent analytical inquiries; understanding of our business environment; and willingness and ability to devote adequate time to our Board’s duties; all in the context of the needs of our Board at that point in time as assessed by our Corporate Governance Committee and with the objective of ensuring diversity in the background, experience and viewpoints of our Board members. Our Corporate Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of our Board members.

Does the Corporate Governance Committee have a policy with regard to the consideration of any director candidates recommended by our stockholders?

Yes. The Corporate Governance Committee has a policy pursuant to which it considers director candidates recommended by our stockholders. As described above, all director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other sources. To recommend a director candidate for consideration by our Corporate Governance Committee, a stockholder must submit the recommendation in writing to our Secretary not later than one hundred twenty (120) calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our most recent annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation, (ii) the name of the candidate, (iii) the candidate’s resume or a listing or his or her qualifications to be a director, (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected and (v) a description of all relationships, arrangements or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance Committee to assist the Committee in appropriately evaluating the candidate.

Does AutoNation have a code of ethics?

Yes. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all company employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. Copies of these codes are available at http://corp.autonation.com/investors/. These codes comply with the new NYSE corporate governance listing standards.

Does the Board have a policy with regard to related party transactions?

Yes. Our Board’s policy requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. The following is a summary of agreements and transactions with parties related to our directors or us. Based on our experience, we believe that each of the transactions described below complied with our Board’s policy at the time the transaction was effected.

During 2003, we paid an aggregate of approximately $420,000 to the Miami Dolphins and Pro Player Stadium in exchange for certain marketing services, including the rental of the stadium for off-site used vehicle sales events for our dealerships, and for the use of executive suites and tickets to events at Pro Player Stadium. Mr. Huizenga owns the Miami Dolphins and Pro Player Stadium, a professional sports stadium in South Florida. We expect to continue these relationships with the Miami Dolphins and Pro Player Stadium during 2004.

During 2003 and the first quarter of 2004, we paid the Marriott Harbor Beach Resort in Fort Lauderdale, Florida, approximately $411,000 and $500,000, respectively, for the use of conference facilities and lodging accommodations in connection with our 2003 and 2004 management conferences. Mr. Huizenga indirectly owns approximately 12.5% of the limited partnership interests in the resort. We expect to use the conference facilities and lodging accommodations of the Marriott Harbor Beach Resort in the future.

During 2003, we purchased approximately $920,000 of pre-employment drug screening services from Psychemedics Corporation. Mr. Huizenga owns approximately 11.4% of the outstanding common stock of Psychemedics. We have a comprehensive background and drug-screening process for our employees and expect to continue to utilize Psychemedics to perform customary pre-employment drug screenings in 2004.

We are party to certain transactions with ANC Rental Corporation, which operated our former rental car business and which we spun off to our stockholders in June 2000. ANC Rental declared bankruptcy in November 2001. Messrs. Bryan and Huizenga served as directors of ANC Rental until October 2003. We lease certain space at our computer data center to ANC Rental, for which ANC Rental paid us approximately $905,000 in 2003. ANC Rental also paid us approximately $3.0 million for parts purchases made during 2003. We provided certain guarantees and credit enhancements to ANC Rental in connection with the spin-off. In May 2003, the bankruptcy court approved a settlement agreement that we entered into with ANC Rental and the unsecured creditors’ committee in the bankruptcy, pursuant to which potential claims against us arising out of the bankruptcy were resolved and we agreed to continue to provide certain guarantees and to make certain payments. For a further discussion of our relationships with ANC Rental, please refer to our Annual Report on Form 10-K filed with the SEC on March 10, 2004.

We lease certain space at our computer data center and sublease office space at our corporate headquarters to Republic Services, Inc. Mr. Harris W. Hudson, who served as our director until May 14, 2003, and

Mr. Huizenga currently serve as directors of Republic Services. During 2003, Republic Services paid us approximately $615,000 pursuant to these leases. In addition, during 2003, Republic Services collected solid waste from, and leased roll-off containers to, certain of our dealerships at standard rates. In February 2004, we reached an agreement with Republic Services pursuant to which we expect to sell fleet vehicles to Republic and its employees. We expect these arrangements to continue in the future.

During 2003, we sold approximately 40 fleet vehicles to AutoZone, Inc. for an aggregate price of approximately $620,000. Mr. Lampert is a director of AutoZone and is Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., which together with its affiliated investment partnerships owns approximately 23% of the outstanding common stock of AutoZone. Mr. Crowley is the President and Chief Operating Officer of ESL Investments. We paid AutoZone approximately $48,000 for parts purchases made during 2003. We received approximately $97,000 from AutoZone for parts sales made during 2003. We expect to enter into similar arrangements with AutoZone in the future.

During 2003, we engaged the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., of which Mr. Burdick is a partner, for various legal services. Mr. Burdick is not involved directly in our relationship with Akin, Gump or in the provision of legal services to us, and the legal fees paid by us represent significantly less than 1% of the firm’s annual revenue. We expect this relationship to continue in 2004.

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

          During 2003, the Audit Committee consisted of J. P. Bryan (Chair), Rick L. Burdick, William C. Crowley, Alan S. Dawes (since June 30, 2003), and Frederick J. Schwab (from June 30, 2003 until his voluntary resignation from the Board in September 2003). Since January 1, 2004, the Audit Committee has consisted of Messrs. Dawes (Chair since April 1, 2004) and Bryan and Irene B. Rosenfeld. The charter under which the Audit Committee operates is available on AutoNation’s corporate website at http://corp.autonation.com/investors/. The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002, the Audit Committee Charter and the independence standard set forth in the AutoNation, Inc. Corporate Governance Guidelines. The Board also determined that Messrs. Dawes and Bryan are “audit committee financial experts” within the meaning of Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

          Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting and audit processes and systems of internal controls and disclosure controls. Management is responsible for the company’s financial statements and the financial reporting process, including the system of internal controls. We also monitor the preparation by management of the company’s quarterly and annual financial statements. AutoNation’s independent auditor, who is accountable to us, is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent auditor and, if we deem appropriate in our sole discretion, terminating and replacing the independent auditor. We also are responsible for reviewing and approving the terms of the independent auditor’s annual engagement, including the scope of audit and non-audit services to be provided by the independent auditor and the fees to be paid for such services, and discussing with the auditor any relationships or services that may impact the objectivity and independence of the auditor.

          In fulfilling our oversight role, we met and held discussions with the company’s management and independent auditor. Management advised us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and the independent auditor in advance of the public release of operating results and filing of annual or quarterly reports with the Securities and Exchange Commission. We discussed with the independent auditor matters deemed significant by the independent auditor, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

          The independent auditor also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditor matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, the independent auditor confirmed its independence and we determined that the independent auditor’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by the independent auditor describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or peer review.

          Based on our review with management and the independent auditor of AutoNation’s audited consolidated financial statements and the independent auditor’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee:

Alan S. Dawes (Chair)
J. P. Bryan
Irene Rosenfeld

STATEMENT REGARDING OUR

CURRENT AND FORMER INDEPENDENT AUDITORS

          Effective as of May 6, 2003, the Audit Committee of our Board appointed KPMG LLP (“KPMG”) as our new independent auditor. Effective as of May 5, 2003, the Audit Committee dismissed Deloitte & Touche LLP (“D&T”) as our independent auditor. The change was made following the announcement by D&T that it had ended efforts to separate Deloitte Consulting, which at the time was providing certain non-audit consulting services to us as described below that were to become prohibited services for an audit firm to provide to its audit clients under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

          During 2002, prior to our Audit Committee’s selection of D&T as our independent auditor for 2002, we issued a Request for Proposals (“RFP”) to several consulting firms, including Deloitte Consulting, to obtain financial information systems implementation project management services in connection with our Shared Resource Center (“SRC”) project. After evaluating several firms’ responses to our RFP, we determined that Deloitte Consulting was the firm best qualified to assist us in connection with our SRC project. Accordingly, we engaged Deloitte Consulting to assist us with the remainder of our SRC project. Prior to determining to engage D&T to serve as our independent auditor for 2002, our Audit Committee considered whether D&T’s independence and objectivity as our auditor would be affected by our engagement of Deloitte Consulting in connection with our SRC project. In connection with our Audit Committee’s consideration of such matters, D&T made, and our Audit Committee relied on, certain representations to the effect that (i) D&T had publicly announced and was actively pursuing the separation of Deloitte Consulting from D&T and expected to complete such separation before December 31, 2002, and (ii) under the applicable auditor independence standards in effect at the time we considered the engagement of D&T as our independent auditor, our engagement of Deloitte Consulting in connection with our SRC project would not be deemed to impair D&T’s independence for purposes of providing audit services to us.

          During fiscal year 2002 and through May 6, 2003, there were no disagreements between us and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in connection with its report. We engaged D&T as our independent auditor effective as of May 31, 2002 and, accordingly, D&T did not render services to us with respect to accounting principles or practices, financial statement disclosure or auditing scope or procedure during the fiscal year ended December 31, 2001. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two most recent fiscal years and through May 6, 2003. The audit report of D&T on the consolidated financial statements of us and our subsidiaries as of and for the fiscal year ended December 31, 2002 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. As described above, we engaged D&T as our independent auditor effective as of May 31, 2002 and, accordingly, D&T did not render audit services with respect to the consolidated financial statements of us and our subsidiaries as of and for the fiscal year ended December 31, 2001. We provided D&T with a copy of the foregoing disclosures. Attached as Exhibit 16.1 to the Form 8-K filed with the Securities and Exchange Commission on May 7, 2003 is a copy of D&T’s letter, dated May 6, 2003, stating its agreement with such statements. During fiscal years 2001 and 2002 and through May 6, 2003, we did not consult with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) and (ii) of Regulation S-K.

AUDIT FEES

          As discussed above, on May 6, 2003, our Audit Committee selected KPMG to serve as our independent auditor and to perform audit services for our fiscal year 2003. Prior to engaging KPMG to serve as our independent auditor, our Audit Committee considered whether KPMG’s independence and objectivity as our auditor would be affected by our engagement of KPMG to provide certain non-audit services. The Audit Committee determined that KPMG’s independence and objectivity would not be impaired, and approved the continued engagement of KPMG to complete such services. Prior to May 6, 2003, D&T served as our independent auditor.

          The following table sets forth: (i) the aggregate fees billed for professional services rendered by D&T and KPMG for the audits of our financial statements for fiscal years 2002 and 2003, respectively; (ii) the aggregate fees billed in 2003 by KPMG for audit-related services for internal control documentation assistance and attest services in connection with finance portfolio sale transactions; (iii) the aggregate fees billed in 2002 by D&T for tax consulting and tax compliance and in 2003 by KPMG for tax consulting; and (iv) the aggregate fees billed in 2002 by D&T principally for financial information systems implementation project management services in connection with our SRC project and to a lesser degree for investigative services, and in 2003 by KPMG for state unclaimed property audit assistance and forensic accounting services:

Fee Category:	Fiscal 2002(1)		Fiscal 2003(2)

Audit Fees	$1,818,000		$1,955,000
Audit-Related Fees	—		$738,000
Tax Fees	$945,000		$681,000
All Other Fees	$3,077,000	(3)	$386,000

Total Fees	$5,840,000		$3,760,000
Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	2.2:1		0.4:1
Percentage of Aggregate Fees which were Audit or Audit-Related	31%		72%

(1)	Column reflects only fees billed by Deloitte & Touche, LLP, who served as our principal independent auditor during 2002.

(2)	Column reflects only fees billed by KPMG, LLP, who served as our principal independent auditor during 2003.

(3)	Includes $3,059,000 of fees billed in connection with services rendered by Deloitte Consulting in connection with our SRC project, which for the reasons described above the Audit Committee concluded would not impair D&T’s independence.

STATEMENT REGARDING AUDIT COMMITTEE PRE-APPROVAL OF

AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

          Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent auditor other than services permitted under the de minimus exception under applicable Securities and Exchange Commission rules (which are approved by our Audit Committee prior to our independent auditor’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related or tax-compliance services are subject to a formal bidding process and may not be provided by our independent auditor unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent auditor and that the independence of our auditor would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific non-audit services to be provided by our independent auditor and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee has pre-approved all audit and non-audit services provided by our independent auditor since May 6, 2003, and the fees paid for such services.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

          During 2003, the Compensation Committee consisted of Edward S. Lampert (Chair), Robert J. Brown, Alan S. Dawes (since June 30, 2003), George D. Johnson, Jr. (through May 14, 2003) and Irene B. Rosenfeld. Since January 1, 2004 the Compensation Committee has consisted of Messrs. Lampert (Chair), Brown and Dawes and Ms. Rosenfeld. A written charter adopted by the Board of Directors governs the Compensation Committee. The full text of the charter for the Compensation Committee is available on AutoNation’s corporate website, which you can visit by logging on to http://corp.autonation.com/investors/.

Compensation Philosophy

          AutoNation’s executive compensation program consists of three primary elements:

•	an annual base salary;
•	a performance-based annual bonus; and
•	periodic grants of stock options designed to align the executive officer’s interest with the interests of the company’s stockholders.

          The compensation program for executive officers is designed to attract and retain highly-skilled executives who are key to our long term success. We strive to effectively serve AutoNation’s stockholders’ best interests by aligning a significant portion of incentive compensation with the achievement of AutoNation’s goals and increases in stockholder value. We review executive compensation annually and make appropriate adjustments based on AutoNation’s performance, achievement of predetermined goals, and changes in an executive’s duties and responsibilities. The compensation of other AutoNation employees is based on a similar philosophy.

          We consider the anticipated tax treatment of various payments and benefits when determining executive compensation and administer the executive compensation program in a manner that maximizes the tax deductibility of compensation paid to the company’s executives under Internal Revenue Code Section 162(m) to the extent practicable. We believe, however, that AutoNation’s priority is to attract and retain highly-skilled executives to manage AutoNation and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal.

          The following is a summary of the considerations underlying each component of compensation paid to AutoNation’s executive officers for 2003.

Base Salary

          We approve and recommend to the Board of Directors base salaries for AutoNation’s executive officers annually and consider such factors as: the level and scope of the executive officer’s responsibilities; compensation levels of similarly positioned executives in comparable companies, as reflected in a market analysis conducted by outside compensation consultants; the performance of the particular business area or function for which the executive officer is responsible; and certain qualitative factors reflecting the individual performance of the executive officers. We attempt to set the annual base salary for each of AutoNation’s executive officers at a level competitive with such salaries at comparable companies to attract and retain a high quality management team. We believe that the executive officers’ base salaries for 2003 were set in accordance with this policy.

Incentive Bonus

          In 2002, the Board adopted, and AutoNation’s stockholders approved, the AutoNation, Inc. Senior Executive Incentive Bonus Plan, which provides for a performance-based bonus program for certain senior executive officers of

AutoNation. Under the terms of the plan, the Executive Compensation Subcommittee (the “Subcommittee”) establishes specific annual performance goals and sets target awards for participants, each of whom is selected based on the likelihood that he or she will have a significant impact on AutoNation’s performance. The Subcommittee’s objective is to create a direct link between pay and performance for our senior executives. Participants selected with respect to one particular plan year are not assured of selection as to any subsequent year. Under the plan, the Subcommittee chooses from a number of factors to set the performance goals applicable to a particular participant. These performance factors are established while actual performance relative to the target remains substantially uncertain within the meaning of Section 162(m) of the Code. At the time that the performance goals are selected for a particular participant, the Subcommittee also establishes an objective formula or standard for calculating the amount of the target award. The maximum annual award payable to any particular participant under the plan is $5 million. The Subcommittee has absolute “negative discretion” to eliminate or reduce the amount of any award under the plan. For 2003, the Subcommittee selected Mike Jackson, Chairman and Chief Executive Officer, Michael E. Maroone, President and Chief Operating Officer, and Craig T. Monaghan, Senior Vice President, Chief Financial Officer, to participate in the plan, and the Subcommittee established performance goals under the plan based upon the achievement of specified levels of operating income per share and operating income as a percentage of gross profit for AutoNation. After the end of the year, the Subcommittee determined that the performance goals for 2003 had been achieved under the plan and, accordingly, we made awards to Messrs. Jackson, Maroone and Monaghan under the plan.

          We also award annual performance-based incentive bonuses to our other corporate officers. For 2003, we based the amount and conditions of such bonuses on the company’s financial performance for the year and the individual performance of the senior officer during the year based on pre-established metrics.

Stock Options

          We believe that awarding stock options to our executive officers and other key management personnel motivates them to focus on AutoNation’s long-term performance and aligns their interests with the stockholders’ interests. For fiscal 2003, the Subcommittee administered AutoNation’s stock option plans and approved the grant of stock option awards to each executive officer and other key management personnel. Under AutoNation’s stock option guidelines, stock option grants are generally made on an annual basis in competitive amounts and are designed to properly motivate the executives as outlined above, while carefully considering the cost to AutoNation and the stockholders of the issuance of the options, including common stock dilution. Stock option grants also are made to executive officers upon commencing service to AutoNation or entering into an employment agreement with AutoNation, subject to Subcommittee approval. Stock options generally vest in equal installments over four years and have an exercise price equal to the closing price of AutoNation common stock on the last trading day immediately preceding the grant.

Compensation of the Chief Executive Officer

          In July 2002, AutoNation entered into an employment agreement with Mr. Jackson pursuant to which his initial base salary is $1,150,000 per year. For fiscal year 2003, Mr. Jackson’s annual base salary totaled $1,150,000. Mr. Jackson’s base salary was based upon his performance and an assessment of competitive market data of comparable companies, as described above. In addition to his annual base salary, as described above, Mr. Jackson was awarded a $1,619,178 bonus for 2003 under the AutoNation, Inc. Senior Executive Incentive Bonus Plan. In February 2004, Mr. Jackson also received $623,203 as payment in full of the deferred portions of the bonus awards payable to him under the AutoNation, Inc. Senior Executive Incentive Bonus Plan for 2002 and a predecessor executive bonus plan in 2001. In August 2003, the Subcommittee approved an annual grant to Mr. Jackson of options to purchase 321,000 shares of stock exercisable at $17.00 per share. The options have a ten-year term (subject to earlier termination in certain circumstances), vest over four years and are not presently exercisable.

          We believe that aligning a large part of our Chairman and Chief Executive Officer’s compensation with the performance of the company’s stock improves AutoNation’s long-term performance by providing Mr. Jackson an incentive to create long-term stockholder value and make AutoNation more profitable in future years. We believe that Mr. Jackson’s compensation, as described above, is fair for his services as our Chairman and Chief Executive Officer.

Compensation Committee:

Edward S. Lampert
Robert J. Brown
Alan S. Dawes
Irene B. Rosenfeld

SUMMARY COMPENSATION TABLE

          The following tables set forth information with respect to our Chief Executive Officer and four other most highly compensated executive officers at December 31, 2003.

							Long-Term
							Compensation
							Awards

							Securities
							Underlying
	Annual Compensation						Options to
							Purchase
					Other Annual		Common	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)		Stock	Compensation(2)

Mike Jackson	2003	$1,150,000	$1,619,178		$63,463	(3)	321,000	$5,064
(Chairman and Chief	2002	1,150,000	1,734,617	(4)	51,728	(5)	400,000	4,717
Executive Officer)	2001	1,134,807	758,331	(6)	—		500,000	2,723

Michael E. Maroone	2003	900,000	760,505		112,874	(7)	257,000	3,473
(President and Chief	2002	900,000	814,541		118,519	(8)	320,000	2,440
Operating Officer)	2001	896,927	358,335		111,272	(9)	400,000	1,689

Craig T. Monaghan	2003	550,000	348,565		—		193,000	1,235
(Senior Vice President,	2002	550,000	373,331		—		240,000	1,103
Chief Financial Officer)	2001	539,041	162,500		—		300,000	480

Jonathan P. Ferrando	2003	430,909	272,571		—		77,200	509
(Senior Vice President,	2002	414,720	170,219		—		96,000	562
General Counsel and Secretary)	2001	395,001	93,516		—		60,000	436

Kevin P. Westfall	2003	358,437	201,679		—		57,900	661
(Senior Vice President,	2002	351,346	149,237		—		24,000	692
Finance & Insurance and	2001	347,423	39,528		—		60,000	604
Fixed Operations)(10)

(1)	Except as disclosed below, the aggregate total value of perquisites and other personal benefits, securities or property was less than the lesser of $50,000 and ten percent (10%) of the annual salary and bonus for this officer during the fiscal year indicated.

(2)	Imputed income from life insurance.

(3)	Includes $9,439 of imputed income for use of our aircraft and $54,024 of imputed income from company car usage.

(4)	Includes $433,622 as to which receipt by Mr. Jackson was deferred until February 2004.

(5)	Includes $34,409 of imputed income from company car usage and $16,437 of imputed income from use of our aircraft.

(6)	Includes $189,581 as to which receipt by Mr. Jackson was deferred until February 2004.

(7)	Includes $79,649 of imputed income for use of our aircraft and $33,225 of imputed income from company car usage.

(8)	Includes $85,385 of imputed income from use of our aircraft and $33,134 of imputed income from company car usage.

(9)	Includes $79,593 of imputed income from use of our aircraft and $31,679 of imputed income from company car usage.

(10)	Mr. Westfall began serving as our Senior Vice President, Finance & Insurance and Fixed Operations in March 2003. He previously served as Senior Vice President, Finance & Insurance.

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees in	Exercise	Expiration
Name and Principal Position	Granted	Fiscal Year	Price	Date(1)	5%	10%

Mike Jackson	321,000	11.0%	$17.00	7/28/13	$3,431,878	$8,697,053
(Chairman and Chief Executive Officer)

Michael E. Maroone	257,000	8.8	17.00	7/28/13	2,747,641	6,963,061
(President and Chief Operating Officer)

Craig T. Monaghan	193,000	6.6	17.00	7/28/13	2,063,403	5,229,069
(Senior Vice President, Chief Financial Officer)

Jonathan P. Ferrando	77,200	2.6	17.00	7/28/13	825,361	2,091,628
(Senior Vice President, General Counsel and Secretary)

Kevin P. Westfall	57,900	2.0	17.00	7/28/13	619,021	1,568,721
(Senior Vice President, Finance & Insurance and Fixed Operations)

(1)	These options become exercisable in four equal annual installments commencing on July 28, 2004 and are subject to earlier termination in accordance with the applicable stock option plan and agreement.

AGGREGATED OPTION EXERCISES IN YEAR ENDED

DECEMBER 31, 2003 AND YEAR-END OPTION VALUES

				Number of Securities
				Underlying Unexercised		Value of Unexercised
				Options at		In-the-Money Options
	Shares			December 31, 2003		at December 31, 2003
	Acquired on		Value
Name and Principal Position	Exercise		Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Mike Jackson	300,000	(1)	$3,007,254	1,795,343	1,083,500	$14,922,634	$6,548,458
(Chairman and Chief Executive Officer)

Michael E. Maroone	—		—	2,675,647	909,500	18,476,723	5,727,578
(President and Chief Operating Officer)

Craig T. Monaghan	200,000	(1)	1,736,507	338,309	632,436	2,762,806	3,573,570
(Senior Vice President, Chief Financial Officer)

Jonathan P. Ferrando	80,000	(1)	756,227	173,820	219,200	1,061,347	1,225,804
(Senior Vice President, General Counsel and Secretary)

Kevin P. Westfall	40,000		410,008	254,072	125,900	1,719,450	639,083
(Senior Vice President, Finance & Insurance and Fixed Operations)

(1)	Messrs. Jackson, Monaghan and Ferrando retained 100,000 shares, 25,000 shares and 10,000 shares, respectively, in connection with their stock option exercises during 2003.

PERFORMANCE GRAPH

The following graph and table compare the cumulative total stockholder return on our common stock from December 31, 1998 through December 31, 2003 with the performance of: (i) the Standard & Poor’s 500 Stock Index and (ii) the Standard & Poor’s Specialty Stores Index (formerly known as the Standard & Poor’s Retail (Specialty) Index). We have created these comparisons using data supplied by Research Data Group, Inc. The comparisons reflected in the graph and table are not intended to forecast the future performance of our stock and may not be indicative of future performance. The graph and table assume investments of $100 in our stock and each index on December 31, 1998, as well as reinvestment of dividends. The distribution we made to our stockholders on June 30, 2000 in connection with the tax-free spin-off to our stockholders of ANC Rental Corporation is reflected in the graph and table as a reinvestment of a cash dividend in the amount of $.69. The spin-off was completed by issuing to each AutoNation stockholder of record as of June 16, 2000 one share of ANC Rental common stock for each eight shares of AutoNation common stock held by such stockholder.

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

AUTONATION, INC	$100.00	$62.18	$40.34	$82.89	$84.44	$123.50
S & P 500	100.00	121.04	110.02	96.95	75.52	97.18
S & P SPECIALTY STORES	100.00	71.46	59.62	96.23	85.53	115.17

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          During 2003, Messrs. Brown, Dawes (since June 2003) and Lampert and Ms. Rosenfeld served on our Compensation Committee. Please refer to page 13 for a description of certain transactions we entered into during 2003 in which Mr. Lampert has an indirect interest.

EMPLOYMENT AGREEMENTS

          We have entered into employment agreements with Mike Jackson, Michael E. Maroone and Craig T. Monaghan. Summaries of these employment agreements and other employment arrangements are set forth below.

          Mike Jackson. In July 2002, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chief Executive Officer. The agreement, which expires September 24, 2005 (subject to earlier termination in certain circumstances), provides for an initial base salary of $1,150,000 per year, subject to future increases as determined by the Compensation Committee. Mr. Jackson’s employment agreement also provides for his participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. A portion of the bonus awards under the AutoNation, Inc. Senior Executive Incentive Bonus Plan are payable to Mr. Jackson on a deferred basis, subject to certain terms and conditions. The agreement provides that Mr. Jackson will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Jackson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to twice the sum of his then current annual base salary plus annual bonus awarded to him in the calendar year prior to the termination of his employment, as well as the pro rata portion of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Additionally, if we terminate Mr. Jackson’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

          Michael E. Maroone. On May 14, 2003, we entered into an employment agreement with Michael E. Maroone pursuant to which he serves as our President and Chief Operating Officer. The term of the employment agreement ends on December 31, 2005. Our agreement with Mr. Maroone provides for an annual base salary of $900,000 in 2003 and $1,000,000 in 2004. Under the agreement, any salary increase for 2005 will be determined by the Compensation Committee. The employment agreement also provides for Mr. Maroone’s participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. The agreement provides that Mr. Maroone will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Maroone’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to his then-current salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment. In such circumstances, Mr. Maroone would also be entitled to receive the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance targets are met. Additionally, if we terminate Mr. Maroone’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. By letter to Mr. Maroone dated March 26, 1999, we agreed that upon the termination of Mr. Maroone’s employment with us any stock options granted to Mr. Maroone prior to March 26, 1999 would continue to vest in accordance with their initial vesting schedule and would be exercisable through the duration of their original ten-year terms.

          Craig T. Monaghan. On April 19, 2000, we entered into an agreement with Craig T. Monaghan pursuant to which he serves as our Senior Vice President, Chief Financial Officer. Our agreement with Mr. Monaghan provided for Mr. Monaghan’s employment with us at an initial base salary of $450,000 per year, although our Executive Compensation Subcommittee approved an increase in Mr. Monaghan’s base salary to the amount of $550,000 per year for 2003. Upon the commencement of Mr. Monaghan’s employment, we granted him a sign-on bonus in the amount of $100,000 and options to purchase a total of 387,745 shares of our stock. These options commenced vesting in four equal annual installments on May 8, 2001 and have an exercise price equal to $8.41 per share and a term expiring on May 8, 2010 (subject to earlier termination in accordance with the applicable stock option plan and agreement). Mr. Monaghan has participated in our stock option program in each year since the commencement of his employment and will continue to participate in this program in future years at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if Mr. Monaghan’s employment is terminated by us for any reason other than “cause,” or if he terminates his employment with us for “good reason” (as defined in the employment agreement), he is entitled to receive an amount equivalent to eighteen (18) months of his initial base salary.

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2003, our directors, executive officers and greater than 10% beneficial owners complied with all such applicable filing requirements.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information as of March 26, 2004 with respect to the beneficial ownership of our stock by (1) each person who is known by us to be a beneficial owner of more than 5% of our stock outstanding, (2) each of our directors, (3) our Chairman and Chief Executive Officer and the other persons named in the Summary Compensation Table in this Proxy Statement and (4) all of our current directors and executive officers as a group. Share amounts and percentages include shares of our stock that may be acquired by such individual, entity or group upon exercise of all options exercisable on March 26, 2004 or within sixty days thereafter. As of March 26, 2004, there were 267,575,432 shares of our common stock outstanding.

	Shares of
	Common Stock
	Beneficially Owned

Names and Address of Beneficial Owner(1)	Number	Percent

ESL Investments, Inc.(2)	75,198,300	28.1%
One Lafayette Place
Greenwich, CT 06830
Mike Jackson(3)	1,925,343	*
Robert J. Brown(4)	216,298	*
J.P. Bryan(5)	170,785	*
Rick L. Burdick(6)	178,285	*
William C. Crowley(7)	75,198,300	28.1%
Alan S. Dawes(8)	77,500	*
H. Wayne Huizenga(9)	11,618,469	4.2%
Edward S. Lampert(10)	75,198,300	28.1%
Irene B. Rosenfeld(11)	115,392	*
Michael E. Maroone(12)	6,031,616	2.2%
Craig T. Monaghan(13)	461,009	*
Jonathan P. Ferrando(14)	185,480	*
Kevin P. Westfall(15)	255,721	*
All directors and current executive officers as a group (13 persons)(16)	96,434,198	34.2%

*	Less than 1%

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is AutoNation, Inc., AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

(2)	The aggregate amount of our stock beneficially owned by ESL Investments, Inc. consists of: (i) 39,999,984 shares held of record by ESL Partners, L.P., a Delaware limited partnership, (ii) 4,977,872 shares held of record by ESL Limited, a Bermuda corporation, (iii) 1,443,026 shares held of record by ESL Institutional Partners, L.P., a Delaware limited partnership, (iv) 15,621,209 shares held of record by ESL Investors, L.L.C., a Delaware limited liability company, (v) 8,819,389 shares held of record by CBL Partners, L.P., a Delaware limited partnership, (vi) 1,392,490 shares held of record by Courtesy Partners, L.P., a

Delaware limited partnership, (vii) 2,689,266 shares held of record by KP I Partners, L.P., a Delaware limited partnership, and (viii) 255,064 shares held of record by KP II Partners, L.P., a Delaware limited partnership.

(3)	The aggregate amount of our stock beneficially owned by Mr. Jackson consists of: (a) 130,000 shares owned directly and (b) vested options to purchase 1,795,343 shares.

(4)	The aggregate amount of our stock beneficially owned by Mr. Brown consists of: (a) 1,200 shares owned directly and (b) vested options to purchase 215,098 shares.

(5)	The aggregate amount of our stock beneficially owned by Mr. Bryan consists of vested options to purchase 170,785 shares.

(6)	The aggregate amount of our stock beneficially owned by Mr. Burdick consists of: (a) 7,500 shares owned directly and (b) vested options to purchase 170,785 shares.

(7)	Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. Mr. Crowley does not have direct beneficial ownership of any shares, however, he may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL Investments, Inc.

(8)	The aggregate amount of our stock beneficially owned by Mr. Dawes consists of: (a) 7,500 shares owned directly and (b) vested options to purchase 70,000 shares.

(9)	The aggregate amount of our stock beneficially owned by Mr. Huizenga consists of: (a) 2,929 shares owned directly, (b) 3,606,206 shares owned by Huizenga Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, and (c) vested options to purchase 8,009,334 shares.

(10)	Mr. Lampert is the Chairman and Chief Executive Officer of ESL Investments, Inc. Mr. Lampert does not have direct beneficial ownership of any shares, however, he may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL Investments, Inc.

(11)	The aggregate amount of our stock beneficially owned by Ms. Rosenfeld consists of vested options to purchase 115,392 shares.

(12)	The aggregate amount of our stock beneficially owned by Mr. Maroone consists of: (a) 3,353,988 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, (b) vested options to purchase 2,675,647 shares and (c) 1,981 shares held through the AutoNation 401(k) Plan.

(13)	The aggregate amount of our stock deemed to be beneficially owned by Mr. Monaghan consists of: (a) 25,000 shares owned by Mr. Monaghan’s wife (as to which Mr. Monaghan disclaims beneficial ownership), (b) options to purchase 435,245 shares, of which options to purchase 338,309 shares have vested as of March 26, 2004, and (c) 764 shares held through the AutoNation 401(k) Plan.

(14)	The aggregate amount of our stock beneficially owned by Mr. Ferrando consists of: (a) 10,000 shares owned by Mr. Ferrando and his wife as joint tenants with rights of survivorship, (b) vested options to purchase 173,820 shares and (c) 1,660 shares held through the AutoNation 401(k) Plan.

(15)	The aggregate amount of our stock beneficially owned by Mr. Westfall consists of: (a) vested options to purchase 254,072 shares and (b) 1,649 shares held through the AutoNation 401(k) Plan.

(16)	The aggregate amount of our stock beneficially owned by all directors and our current executive officers as a group includes: (a) options to purchase 14,085,521 shares, of which options to purchase 13,988,585 shares have vested as of March 26, 2004, and (b) 6,054 shares held through the AutoNation 401(k) Plan.

OTHER MATTERS

          We are not aware of any other matters that will be properly brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our Board of Directors and is being sent to you at the request of our Board of Directors. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.

STOCKHOLDER PROPOSALS

          As more specifically provided in our By-laws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, any stockholder proposal to be considered at the 2005 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 12, 2005 nor later than February 11, 2005. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2005 Annual Meeting of Stockholders.

          Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2005 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than December 13, 2004. No stockholder proposal was properly received for inclusion in this Proxy Statement.

Exhibit A

AUTONATION, INC.

CORPORATE GOVERNANCE GUIDELINES

The Corporate Governance Committee of the Board of Directors (the “Board”) of AutoNation, Inc., a Delaware corporation (the “Company”), has developed, and the Board has adopted, the following Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve best the interests of the Company and its stockholders. These Guidelines should be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation (as amended and restated), bylaws, and other corporate governance documents. These Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. These Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate in the best interests of the Company or as required by applicable laws, regulations and rules to which the Company may be subject.

BOARD ROLE

The Board’s mission is to maximize long-term stockholder value. The business and affairs of the Company are managed under the direction of the Board of Directors, which is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The Board establishes overall corporate policies, selects and evaluates the Company’s senior management team, which is charged with the conduct of the Company’s business, and acts as an advisor and counselor to senior management. The Board also reviews the Company’s business strategy and the performance of management in executing the Company’s business strategy and managing the Company’s day-to-day operations.

SELECTION AND COMPOSITION OF THE BOARD

Board Size

The number of Directors should permit diversity of experience without hindering effective discussion, diminishing individual accountability or exceeding a number that can function efficiently as a body. The Board will periodically review the size of the Board, and determine the size that is most effective in relation to future operations.

Director Qualifications Standards

Nominees for Director shall be selected on the basis of, among other things, broad experience; wisdom; integrity; ability to make independent analytical inquiries; understanding of the Company’s business environment; and willingness and ability to devote adequate time to Board duties; all in the context of assessing the needs of the Board at that point in time and with the objective of ensuring diversity in the background, experience and viewpoints of Board members. The Corporate Governance Committee shall be responsible for assessing the appropriate balance of skills and characteristics required of Board members.

Selection of Directors

The entire Board shall stand for election by the stockholders of the Company each year at the Company’s annual meeting. The Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the entire Board for nomination and election to the Board. Based on such recommendation, the entire Board shall be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur

AutoNation, Inc. Corporate
Governance Guidelines

between annual meetings of stockholders. The Corporate Governance Committee shall consider director candidates recommended by shareholders.

Substantial Majority of Independent Directors

The Board shall be comprised of a substantial majority of Directors who qualify as “independent” directors (the “Independent Directors”) under the listing standards of The New York Stock Exchange (the “NYSE”). However the Board is willing to have one or two members of management serve as Directors of the Company. To be considered independent under the NYSE listing standards, the Board must determine that a Director has no material relationship with the Company. The determinations will be made by the Board, with the assistance of the Corporate Governance Committee, annually and disclosed in the Company’s annual proxy statement. To assist the Board in determining whether a Director is independent, the Board has established the following independence standards:

(a) A Director who is an employee, or whose immediate family member (as defined by NYSE rules) is an executive officer, of the Company is not independent until three years after the end of such employment relationship (provided, that prior service as an interim executive Chairman or Chief Executive Officer of the Company shall not be deemed to be employment for these purposes).

(b) A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation (provided, that the following compensation shall not be considered for these purposes: (i) compensation received by a Director for former service as an interim Chairman or Chief Executive Officer of the Company and (ii) compensation received by a Director’s immediate family member for service to the Company as a non-executive employee).

(c) A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor is not independent until three years after the end of the affiliation or the employment or auditing relationship.

(d) A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

(e) The following relationships (including commercial, industrial, banking, consulting, legal, and other business relationships and charitable relationships) will not be considered to be material relationships that would impair a Director’s independence: (i) if a Director is presently affiliated with (including by serving as a director, general partner or executive officer of, or holding a greater than 10% equity ownership) or employed by, or whose immediate family member is presently an executive officer of, a company or entity that made payments to, or received payments from, the Company for property or services in an amount which, in each of the prior three single fiscal years, was less than the greater of $1,000,000 and two percent (2%) of the consolidated annual gross revenue of the company or entity; (ii) if a Director is presently affiliated with (including by serving as a director, general partner or executive officer of, or holding a greater than 10% equity ownership) or employed by, or whose immediate family member is presently an executive officer of, a bank or other company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of the debt is less than two percent (2%) of the total consolidated assets of such bank, company or entity; and (iii) if a Director is presently affiliated with (including by serving as a director, officer or trustee of) or employed by, or whose immediate family member is presently an officer, director or trustee of, a charitable organization to which the Company made charitable contributions which, in each of the prior three single fiscal years, were less than the greater of $1,000,000 and two percent (2%) of such charitable organization’s consolidated gross revenue. For purposes of clarification, the look-

AutoNation, Inc. Corporate
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back periods in this subsection do not apply to payments made to or received by a company or entity with which a Director or a Director’s immediate family member is no longer affiliated.

(f) For relationships not covered by or meeting the standards set forth in subsection (e) above, the determination of whether the relationship is material or not, and therefore whether the Director is independent or not, shall be made by the Board, with the assistance of the Corporate Governance Committee, based on the relevant facts and circumstances. This could include a determination that, based on the relevant facts and circumstances, a director relationship exceeding the thresholds set forth in subsection (e) above is not material. If such a determination is made, it will be disclosed in the Company’s annual proxy statement.

(g) The Company will not make any personal loans to Directors or executive officers.

Director Orientation and Continuing Education

The Company shall provide new Directors with a director orientation program to familiarize such Directors with, among other things, the Company’s business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and ethics, corporate governance guidelines, principal officers, internal auditors and independent auditors. Each Director is expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform his or her responsibilities as a Director.

Director Stock Ownership

The Board believes that Directors should be stockholders and have a financial stake in the Company. Toward this end, the Board expects that each Director will own shares of the Company’s common stock having a market value of at least $100,000 within five years of first becoming a Director or the adoption of this Guideline (October 28, 2003). Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances.

Retirement of CEO from Board Upon Retirement from the Company

In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring Chief Executive Officer of the Company (“CEO”) shall not continue to serve on the Board except in extraordinary circumstances.

Term Limits

The Board does not believe it should limit the number of terms for which an individual may serve as a Director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company’s history, policies and objectives. As an alternative to term limits, the Corporate Governance Committee, in conjunction with the Chairman, will formally review each Director’s continuation on the Board every five years. This will also allow each Director the opportunity to conveniently confirm his or her desire to continue as a member of the Board.

Changes in Job Responsibilities of Directors

The Board does not believe that Directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances and the affected Director shall be expected to act in accordance with the Board’s determination.

AutoNation, Inc. Corporate
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BOARD ROLE AND OPERATION

Executive Sessions of Outside Directors

The non-management Directors shall meet in regularly scheduled executive sessions without management. The presiding Director for each executive session shall be rotated among the Committee chairs.

Board Contact with Senior Management

Board members shall have complete access to the Chairman and CEO and senior officers reporting directly to the CEO and, as necessary and appropriate, to the Company’s outside advisors. Board members shall coordinate such access with respect to matters relating to standing committees of the Board through the appropriate committee chair. Board members will use judgment to assure that this access is efficient and appropriate and not distracting to management and the business operation of the Company. Directors should refrain from giving strategic or operating direction to members of management outside the scope of full Board or committee responsibility and accountability.

Outside Communication

The Board believes that management speaks for the Company. In accordance with this philosophy, Directors should defer to the Chairman or the Company’s Communications Department when requested to make any comments regarding the Company or its business.

BOARD MEETINGS

Frequency of Board Meetings

The Board shall meet at least five times per fiscal year in accordance with a meeting schedule that is approved by the Board. The Board may also meet at such other times in meetings called in accordance with the Company’s bylaws.

Selection of Agenda

The agenda for each Board meeting shall be determined by the Chairman and distributed in advance of the meeting to each Director. Each Director is encouraged to suggest agenda items.

Board Materials

Information and data are important to the Board’s understanding of the Company’s business and essential to prepare Board members for productive meetings. Presentation materials relevant to each meeting should generally be distributed in writing to the Board in advance of the meeting unless doing so is not practicable or would compromise the confidentiality of competitive information. In the event of a pressing need for the Board to meet on short notice, it is recognized that written materials may not be available in advance of the meeting. Management will make every effort to provide presentation materials that are brief and to the point, yet communicate the essential information.

Meeting Attendance

A Director is expected to spend the time and effort necessary to properly discharge such Director’s responsibilities. Accordingly, a Director is expected to regularly attend meetings of the Board and committees on which such Director sits and the Company’s Annual Meeting of Shareholders, with the understanding that on occasion a Director may be unable to attend a meeting. A Director who is unable to attend a Board or committee meeting or an Annual Meeting of

AutoNation, Inc. Corporate
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Shareholders is expected to notify the Chairman of the Board or the chair of the appropriate committee in advance of such meeting.

BOARD COMMITTEES

Committee Structure

It is the general policy of the Board that major decisions be considered by the Board as a whole, subject to applicable law. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of the Company as a publicly-owned entity. The Company shall have three standing committees: Audit Committee, Corporate Governance Committee and Compensation Committee. The duties for each of these committees shall be outlined in the charter for each committee and by resolution of the Board. From time to time, the Board may form other committees (or subcommittees) or disband a current committee depending on circumstances. Each of the Board’s committees shall have the power and authority to engage independent counsel and other advisors, at the expense of the Company, as it determines necessary to carry out its duties.

Composition and Qualifications of Members

Each of the Audit Committee, Corporate Governance Committee and Compensation Committee shall consist solely of Independent Directors. In addition, the composition of the Audit Committee, Corporate Governance Committee and Compensation Committee shall be reviewed by the Board annually to assure that members are qualified in accordance with applicable laws, rules and regulations.

Assignment

The Corporate Governance Committee, after consultation with the Chairman and CEO, shall recommend to the Board for approval, and the Board shall approve, all assignments of committee members, including designations of the chairs of the committees.

Committee Reports

The chair of each committee shall report to the full Board, whenever appropriate, with respect to those matters considered and acted upon by his or her committee.

LEADERSHIP EVALUATION

Evaluating Board Performance

The Board shall be responsible for annually conducting a self-evaluation of the Board as a whole and of the Board committees. The Corporate Governance Committee shall be responsible for establishing the evaluation criteria, including for determining whether the Board and Board committees are functioning effectively, and implementing the process for such evaluation.

Board Compensation

The Compensation Committee shall review on an annual basis an independent analysis of director compensation practices at other U.S. public companies of comparable size and scope to the Company. The Company’s director compensation program should be designed to attract and retain Directors who have the talent and experience necessary to

AutoNation, Inc. Corporate
Governance Guidelines

advance the Company’s long-term interests, with the general objective of providing Directors with compensation that is customary in comparison to practices at similar companies. The Company’s director compensation program should also include appropriate compensation for committee chairs and members, in light of their additional commitment and contribution to the Company and the Board. Changes in director compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board.

CEO Evaluation

The Compensation Committee is responsible for setting annual and long-term performance goals for the CEO and for evaluating his performance against such goals (except for matters expressly delegated to the Executive Compensation Subcommittee). The Compensation Committee meets annually with the CEO to receive his recommendations concerning such goals. The chair of the Compensation Committee then meets with the CEO to evaluate his or her performance against such goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for, and evaluating the performance against such goals by, the other senior executive officers of the Company (except for matters expressly delegated to the Executive Compensation Subcommittee). Both the goals and the evaluation for the CEO and other senior executive officers of the Company are then submitted for consideration by, and input from, the outside Directors of the Board at a meeting of that group.

Succession Planning and Management Development

The CEO will report annually to the Board on the Company’s program for succession and management development. CEO succession is a Board-driven, collaborative process. Although the current CEO has an important role to play, the Board must be responsible for the plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

CODES OF CONDUCT AND ETHICS

All Directors, officers and employees shall comply with the Company’s codes of conduct and ethics, which provide that the Company will conduct business according to high moral and ethical principles and in compliance with applicable law. The Board does not intend to grant waivers under any code of conduct or ethics policy for any Director or executive officer.

POLICY ON SHAREHOLDER RIGHTS PLANS

The Board of Directors will not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

POLICY ON SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board encourages shareholders to communicate with the Board. The process for shareholders to communicate with the Board will be published on the Company’s website.

REVIEW OF THESE GUIDELINES

The Corporate Governance Committee shall review these Guidelines annually, or more frequently as appropriate, in comparison to the governance standards identified by leading governance authorities and the evolving needs of the Company and shall determine whether or not an amendment to these Guidelines should be recommended to the Board.

AutoNation, Inc. Corporate
Governance Guidelines

Upon recommendation of the Corporate Governance Committee, the Board shall consider and adopt amendments to these Guidelines as appropriate.

ADOPTION

The Board of Directors of AutoNation, Inc., upon recommendation of the Corporate Governance Committee, approved and adopted these Corporate Governance Guidelines on March 24, 2003 and amended these Corporate Governance Guidelines on October 28, 2003 and February 3, 2004.

These Guidelines will be posted on the Company’s corporate website at corp.AutoNation.com.

AutoNation, Inc. Corporate
Governance Guidelines

Proxy - AutoNation, Inc.

This proxy is solicited on behalf of the Board of Directors

Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 12, 2004, or any postponements or adjournments thereof, as indicated on the reverse side.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR 2004. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

The undersigned hereby acknowledges receipt of the Notice of the 2004 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2003 furnished herewith.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be signed on reverse side)

Internet and Telephone Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

- Call toll free 1-877-233-3056 in the United States or Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the simple instructions provided by the recorded message.

To vote using the Internet

- Go to the following web site: **WWW.COMPUTERSHARE.COM/US/PROXY**
- Enter the information requested on your computer screen and follow the simple instructions.

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If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 A.M., Central Time, on May 12, 2004.

THANK YOU FOR VOTING

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AutoNation

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

1. A vote FOR all nominees is recommended by the Board of Directors

	For All	Withhold All	For, except withhold vote from the following nominee(s)
01 - Mike Jackson 02 - Robert J. Brown 03 - J. P. Bryan 04 - Rick L. Burdick 05 - William C. Crowley 06 - Alan S. Dawes 07 - Edward S. Lampert 08 - Irene B. Rosenfeld	☐	☐	☐ ________________

	For	Against	Abstain
2. A vote FOR ratification of KPMG LLP is recommended by the Board of Directors	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any representative capacity, sign name and title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
		☐☐ / ☐☐ / ☐☐☐☐

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